ASSET PURCHASE AGREEMENT

                             Between

                   CENTURY - ML CABLE VENTURE

                               and

                         MADIFIDE, INC.






                      Dated October 9, 1997

                    ASSET PURCHASE AGREEMENT

                      Dated October 9, 1997

          The parties to this agreement are Century-ML Cable Venture, a New York joint venture (the "Seller"), and MADIFIDE, Inc., a Puerto Rico corporation (the "Buyer").
          The Seller owns and operates the two radio stations (the "Stations") and the background music service ("BMS") listed on schedule 1. Simultaneously with the execution of this agreement, the Seller and the Buyer are entering into a Time Brokerage Agreement (the "LMA Agreement") pursuant to which the Seller will make the facilities of the Stations and BMS available to the Buyer for broadcast of their respective programming and will provide the commercial time on the Stations to the Buyer for sale to advertisers effective as of October 1, 1997 (the "Effective Date"). The Seller desires to sell to the Buyer substantially all of the assets used in the operations of the Stations and BMS and the Buyer desires to purchase those assets, on the terms and conditions contained in this agreement.
          Accordingly, it is agreed as follows:
          1.  Sale and Purchase of Assets.
               1.1 Sale of Assets to Buyer. At the closing, Seller shall sell and assign to the Buyer, and the Buyer shall purchase and acquire, all of the business of the Seller relating to the Stations and BMS and all of the assets of the Seller used in the operations of the Stations and BMS (excluding only the assets referred to in section 1.2) as those assets exist on the Closing Date (as defined in section 3.1). Except as otherwise provided in section 1.2, the assets of the Stations and BMS to be sold and assigned (collectively, the "Assets") include, but are not limited to, the following:
                    (a)  all broadcast licenses (the "FCC
Licenses") for the Stations and BMS issued by the Federal Communications Commission (the "Commission") and any other permits and authorizations (and applications for any of them) relating to the operation of the Stations and BMS, including, but not limited to, those listed on schedule 1.1(a);
                    (b)  all equipment including computers and
office equipment, transmitting towers, transmitters, supplies, vehicles, furniture, fixtures and leasehold improvements, improvements on land being acquired by the Buyer pursuant to section 1.1(c), any tapes and compact discs owned by the Stations and BMS, and all other tangible personal property, wherever located, that is owned by the Seller and used in the operation of the Stations and BMS, including, but not limited to, the items listed on schedule 1.1(b);
                    (c)  all real property owned by the Seller
relating to the Stations, including, but not limited to, the property listed on schedule 1.1(c);
                    (d)  all rights of the Seller under leases
and other agreements relating to the business and operations of the Stations and BMS, to the extent that those rights relate to the period after 12:00 Midnight on the Closing Date, including, but not limited to (i) all agreements relating to the sale of broadcast and advertising time reflected in the sales projection report previously delivered to Buyer, (ii) the leases and other agreements listed on schedules 4.13 and 4.14, (iii) the agreements relating to the news broadcast network, Noti Uno, listed on schedule 4.13; and (iv) any other leases and other agreements relating to the business and operations of the Stations and BMS that are entered into consistent with the provisions of section 6.2 (and with the prior written consent of Buyer) between the date of this agreement and the Closing Date;
                    (e)  all promotional materials, trademarks,
trade names, logos, copyrights, whether or not registered (and all issued registrations and pending applications for registration of any of them), jingles, slogans and other tangible and intangible personal property relating to the Stations and BMS (including, but not limited to, the trademarks, trade names and logos listed on schedule 1.1(e) and all of the Seller's rights to use the call letters "WUNO(AM)" and "WFID-FM"), together with the good will of the business associated with those trademarks, trade names, logos and copyrights;
                    (f) all of the Seller's rights in connection with any "barter" transactions and "trade" agreements relating to the Stations and BMS;
                    (g)  all of the Seller's rights under
manufacturers' and vendors' warranties relating to items included in the Assets and all similar rights against third parties relating to items included in the Assets; and
                    (h)  all files, including, but not limited
to, public files, logs and business records of every kind relating to the operations of the Stations and BMS, including, but not limited to, programming information and studies, technical information and engineering data, news and advertising studies or consulting reports, sales correspondence, lists of advertisers, promotional materials, and credit and sales records.
               1.2 Excluded Assets. The following assets used in the operations of the Stations and BMS shall be retained by the Seller and shall not be sold or assigned to the Buyer:
                    (a) all cash, bank accounts, certificates of deposit, commercial paper, treasury bills and notes and all other marketable securities as of 12:00 Midnight on the Closing Date;
                    (b)  all accounts receivable (the "Accounts
Receivable") of the Stations and BMS for broadcast time and services provided by the Seller prior to the Effective Time (as defined below) (except that any amounts included in accounts receivable with respect to "barter" transactions or "trade" agreements shall not be excluded from the sale);
                    (c) any lease or other agreement as to which consent to assignment is required but cannot be obtained;
                    (d)  the account books of original entry and
general ledgers and all partnership records of the Seller, including tax returns and transfer books;
                    (e) any lease or other agreement required to be listed on schedule 4.13 or 4.14 and not listed on that schedule;
                    (f) any rights under "trade" agreements with the cable system owned by the Seller; and
                    (g) the assets listed on schedule 1.2(g) and any other assets of the Seller not used in connection with the operation of the Stations and BMS.

          2.   Purchase Price.
               2.1 Amount and Payment of Consideration. As full consideration for the Assets, including the covenant not to compete pursuant to the Non-competition Agreement referred to in section 8.3, at the closing the Buyer shall (a) pay to Seller, in accordance with section 2.2, a purchase price of $11,537,500, subject to adjustment as provided in section 2.5 ; and (b) as sume, and agree to pay, perform and discharge (subject to the provisions of the LMA Agreement and the apportionment provisions of section 2.5) all of the obligations of the Seller relating to the operations of the Stations and BMS that arise after 12:00 Midnight on the Closing Date under those leases and other agreements relating to the operations of the Stations and BMS assigned to the Buyer pursuant to sections 1.1(d) and 1.1(f) (except as provided in section 6.8 herein).
               2.2 Payment of Purchase Price. The aggregate purchase price for the Assets shall be paid as follows:
                    (a)  At the closing, the Buyer shall deliver
to Banco Santander (the "Escrow Agent") an amount equal to $593,125 (the "Indemnity Escrow Amount"), to be held by the Escrow Agent in an interest bearing account pursuant to the terms of an escrow agreement (the "Indemnity Escrow Agreement") in the form of exhibit 2.2(a) which shall be executed on the Closing Date. The Indemnity Escrow Amount shall be paid in accordance with the terms of such escrow agreement to (i) the Buyer if it is determined that the Buyer is entitled to indemnification payments under section 9.2 (a) of this agreement, or (ii) the Seller to the extent the Buyer is not determined to be entitled to any such payments.
                    (b)  If the application (the "Application")
granted by the Commission to increase the authorized nighttime broadcast power for one of the Stations ("WUNO(AM)") from 1 kW to 2.30kW does not become final prior to the closing, then, at the closing, Buyer shall deliver to the Escrow Agent an amount equal to $296,563 (the "Broadcast Power Escrow Amount"), to be held by the Escrow Agent until December 31, 1998 in an interest bearing account pursuant to the terms of an escrow agreement (the "Broadcast Power Escrow Agreement") in the form of exhibit 2.2(b) which shall be executed on the Closing Date. The Broadcast Power Escrow Amount shall be paid in accordance with the terms of such escrow agreement to (i) the Seller if the Application becomes final prior to December 31, 1998, less $50,000, or Buyer's actual legal, engineering and other costs, if any, associated with the Application, whichever is less, which amount shall be paid to Buyer or (ii) the Buyer if the Application has not become final prior to December 31, 1998. Any prosecution of the Application before the Commission shall proceed in accordance with section 6.11.
                    (c) At the closing, or on December 31, 1997, whichever is earlier, the Buyer (or if on December 31, 1997, the Seller) shall deliver to the Escrow Agent the Volume Discount Escrow Amount as provided in section 6.4(d) and at the Effective Time the Seller shall deliver the Employee Benefit Escrow Amount as provided in section 6.8(d).
                    (d)  At the closing, the Buyer shall deliver
to the Seller, by wire transfer of immediately available funds or by delivery of a bank or certified check in immediately available funds, an amount which, together with the Indemnity Escrow Amount, the Broadcast Power Escrow Amount (if any), the Volume Discount Escrow Amount (if funded by Buyer) and the Employee Benefit Escrow Amount (if funded by Buyer), equals the purchase price of $11,537,500.
               2.3 Deposit; Seller's Liquidated Damages. Upon execution of this agreement, the Buyer shall deliver to the Escrow Agent a letter of credit for $1,300,000 (the "Seller's Liquidated Damages Escrow Amount"), to be held by the Escrow Agent pursuant to the terms of an escrow agreement in the form of exhibit 2.3 which is being executed simultaneously with the execution of this agreement and subject to the following:
                    (a) If the purchase of the Assets under this agreement is not consummated as a result of a material breach by the Buyer of any of its material obligations under this agreement (and the Seller has not breached any of its material obligations under this agreement), the Seller shall be entitled to the Seller's Liquidated Damages Escrow Amount (together with any interest thereon) to compensate the Seller as liquidated damages resulting to the Seller from such breach, and consequently Buyer shall not be subject to any further liabilities as a result thereof.
                    (b) If the purchase of the Assets under this agreement is not consummated due to the nonfulfillment of any of the conditions in section 7.1 or for any other reason except the Buyer's default in the performance of any of its material obligations under this agreement, the Seller shall not be entitled to the Seller's Liquidated Damages Escrow Account (or any interest thereon) and, promptly after the termination of this agreement, the Seller's Liquidated Damages Escrow Account (together with any interest thereon) shall be paid by the Escrow Agent to the Buyer.
               2.4 Limitation on Assumption of Liabilities. Except as provided in section 2.1(b) and in the LMA Agreement, Buyer shall not assume, and shall not pay, perform or discharge, any liabilities, contingent or otherwise, or any obligations of the Seller relating to the Stations and BMS, and the Seller shall pay and perform any such liabilities or obligations.
               2.5  Apportionment.
                    The Seller shall be entitled to all income earned or accrued and shall be responsible for all liabilities and obligations incurred or payable in connection with the operations of the Stations and BMS through 12:00 Midnight on the day preceding the Effective Date of the LMA Agreement (the "Effective Time") and the Buyer shall be entitled to all income earned or accrued and, subject to the provisions of section 2.4, shall be responsible for all liabilities and obligations incurred or payable in connection with the operations of the Stations and BMS after the Effective Time. All overlapping items of income or expense shall be apportioned (based on the actual number of days before and after the Effective Time) between the Seller and the Buyer, as of the Effective Time, in accordance with generally accepted accounting principles. Items to be apportioned include, but are not limited to, the following:
                    (1)  advance payments received from
advertisers prior to the Effective Time for services to be rendered in whole or in part after the Effective Time;
                    (2)  prepaid expenses arising from payments
made for services prior to the Effective Time if all or part of the services have not been received or used prior to the Effective Time (for example, rents paid in advance for a rental period extending beyond the Effective Time);
                    (3)  liabilities, customarily accrued,
arising from expenses incurred but unpaid as of the Effective Time (excluding severance pay, vacation pay, sick pay or similar items, which are covered by section 6.8, and employee claims and other liabilities otherwise specifically provided for in this agreement); frequency discounts; utility services; rent (including property taxes payable under leases assumed by the Buyer); property taxes relating to real property interests assigned to the Buyer; sales commissions; various business and professional services; and licensing fees, including prior years' adjustments; and
                    (4)  personal property taxes and utility
charges related to the Stations and BMS.
               2.6 Determination of Apportionments. Prior to the closing, the Seller shall estimate all apportionments pursuant to section 2.5 and the purchase price payable at the closing pursuant to section 2.2 shall be adjusted based on the estimate. Within 60 days after the Closing Date, the Seller shall determine all apportionments pursuant to section 2.5 (based on the actual number of days before and after the Effective Time) and shall give notice to Buyer of its determination and deliver a statement of its determination to the Buyer (which statement shall set forth in reasonable detail the basis for those determinations); the Buyer shall have 30 days after the notice from Seller to review the Seller's determination, and within 10 days after such 30-day period the Buyer shall notify the Seller of any dispute with the Seller's determination and the Buyer shall pay to the Seller, or the Seller shall pay to the Buyer, as the case may be, the net amount due as a result of the final determination of the apportionments (or, if there is any dispute, the undisputed amount). If the Buyer disputes the Seller's determinations, the parties shall confer with regard to the matter and an appropriate adjustment and payment shall be made as agreed upon by the parties (or, if they are unable to resolve the matter within 30 days after Buyer's notice to Seller, a firm of independent certified public accountants shall be designated by the parties, which firm's decision on the matter shall be binding and whose fees and expenses shall be borne 50% by the Seller and 50% by the Buyer). If the parties fail to agree on the accountants, the accountants shall be KPMG Peat Marwick LLP.
               2.7 Allocation of Purchase Price. Prior to the closing, Buyer and Seller shall negotiate in good faith an allocation of the purchase price for the Assets among the Assets. If the Buyer and the Seller are unable to agree upon an allocation of the purchase price for the Assets, the allocation shall be determined by a firm of independent certified public accountants designated by the parties. If the parties fail to agree on the accountants, the accountants shall be KPMG Peat Marwick LLP, whose fees shall be borne 50% by the Seller and 50% by the Buyer. Notwithstanding the foregoing, the parties agree that $1,000,000 of the purchase price is allocable to the covenant not to compete in the Non-competition Agreement referred to in section 8.3 and that $1,100,000 of the purchase price is allocable to the real property listed in Schedule 4.4(a).

          3.  Closing.
               3.1 Date of Closing. The closing under this agreement shall take place at such place as may be mutually agreeable to the Buyer and the Seller on the fifth business day after the conditions specified in sections 7.1(c) and 7.2(c) have been fulfilled (or waived), or such other date as the parties may mutually agree upon. The date on which the closing is held is referred to in this agreement as the "Closing Date." At the closing, the parties shall execute and deliver the documents referred to in section 8.
               3.2 Outside Date for Closing. If the closing has not occurred by June 30, 1998, either the Seller or the Buyer may terminate this agreement by notice to the other; upon such termination, neither of the parties shall have any liability of any kind arising out of this agreement other than for any liability resulting from its breach of this agreement prior to termination. If the closing is postponed pursuant to section 11 of this agreement, the date referred to in the previous sentence shall be extended by the period of the postponement.

          4. Representations and Warranties by the Seller. The Seller represents and warrants to the Buyer as follows:
               4.1 The Seller's Organization and Authority. The Seller is a general partnership duly organized and validly existing under the law of New York and has the full power and authority under New York law and its partnership agreement to enter into and to perform this agreement and to own and operate the Stations and BMS in Puerto Rico.
               4.2 Authorization of Agreement. The execution, delivery and performance of this agreement by the Seller have been duly authorized by all necessary partnership action of the Seller and this agreement constitutes a valid and binding obligation of the Seller enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
               4.3  Consents of Third Parties.  Subject to
receipt of the consents and approvals referred to in schedule 4.3, the execution, delivery and performance of this agreement by the Seller will not (i) conflict with the partnership agreement of the Seller and will not conflict with, or result in a breach or termination of, or constitute a default under, any lease, agreement, commitment or other instrument, or any order, judgment or decree, to which the Seller is a party or by which the Seller is bound or to which any of the Assets is subject; (ii) constitute a violation by the Seller of any law applicable to the Seller; or (iii) result in the creation of any lien, claim, charge or encumbrance ("Lien") upon any of the Assets. No consent, approval or authorization of, or designation, declaration or filing with, any governmental authority is required on the part of the Seller in connection with the execution, delivery and performance of this agreement, except for the filings referred to in section 6.1.
               4.4  Title to Assets.
                    (a)  All real property owned by the Seller
included in the Assets (the "Real Property") is listed in
schedule 4.4(a). Except as listed in schedule 4.4(a), Seller has not received any notice that there is any material violation of any laws, ordinances or regulations with respect to any Real
Property.   Except as set forth on schedule 4.4(a)  and except
for property leased pursuant to leases and agreements listed on schedule 4.13, the Seller has, and at the closing the Buyer will receive, valid title to all of the personal property and intangible property included in the Assets, free and clear of any Lien (except for the lien, if any, of current taxes not yet due and payable). The Seller has, and will convey to the Buyer on the Closing Date, good and marketable fee simple title to the Real Property, free and clear of any Liens, except as set forth on schedule 4.4(a) and except for the lien, if any, of current taxes not due and payable and for imperfections of title and easements that will not in any material respect adversely affect or impair the Buyer's continued use of the property or detract in any material respect from the value of the property to the Buyer (collectively "Permitted Liens").
                    (b)  No condemnation proceeding is in
existence concerning any of the Real Property; there is no existing notice covering future condemnation; and Seller has no reason to believe that the Real Property will be condemned.
                    (c)  Except as disclosed in schedule 4.4(a),
the improvements on the Real Property do not violate in any material respect the provisions of any applicable building codes, fire regulations, building restrictions, or other governmental ordinances, orders or regulations. Except as disclosed in schedule 4.4(a), the Real Property is zoned so as to permit the present commercial uses of the Real Property. Except as disclosed in schedule 4.4(a), there are no outstanding variances or special permits affecting the Real Property or the uses thereof. All of the Real Property (including all improvements and fixtures thereon and appurtenances thereto) is in reasonably good condition and repair, ordinary wear and tear in normal usage excepted, and is adequate and suitable in all material respects in accordance with general industry practices for the purposes for which it is currently used.
                    (d)  The transmitting facilities of the
Stations, including the towers, antennae, guy line, anchors, ground systems and all other related buildings, structures and appurtenances, are located entirely within the confines of the Real Property.
                    (e)  To the best of Seller's knowledge, all
utilities required for the operation of the Real Property and improvements thereon either enter the Real Property through adjoining public streets, or if the utilities pass through adjoining private land, the utilities do so in accordance with valid easements.
                    (f) To the best of Seller's knowledge, there are not now any notices of violations of law or ordinances, orders or requirements noted in or issued by any federal department or any department of the Commonwealth of Puerto Rico or the applicable city or any prosecutions in any federal, Commonwealth or city court on account thereof, affecting the Real Property.
                    (g)  Except as set forth on schedule 4.4(a),
the Real Property is freely accessible directly from public streets, or by the use of adjoining private land, which access through the private land is done in accordance with valid public or private easements, and any such private easements are now in full force and effect, and conveyable to Buyer as a part of the Real Property.
               4.5  FCC Licenses.  The Seller holds the FCC
Licenses and all other material permits and authorizations necessary for or used in the operations of the Stations and BMS, and each of the FCC Licenses is, and all such permits and authorizations are, in full force and effect. Schedule 1.1(a) contains a true and complete list of the FCC Licenses currently in effect and all such permits and authorizations (showing, in each case, the expiration date). Except as set forth on schedule 4.5, no application, action or proceeding is pending for the renewal or modification of any of the FCC Licenses or any of such permits or authorizations, and no application, action or proceeding is pending or, to the best of Seller's knowledge, threatened that may result in the denial of the application for renewal, the revocation, modification, nonrenewal or suspension of any of the FCC Licenses or any of such permits or authorizations, the issuance of a cease-and-desist order, or the imposition of any administrative or judicial sanction with respect to the Stations or BMS that may materially adversely affect the rights of the Buyer under any such FCC Licenses, permits or authorizations.
               4.6 Call Letters. The Seller has the right to the use of the call letters "WUNO(AM)" and "WFID-FM," pursuant to the rules and regulations of the Commission.
               4.7  Operation of the Stations and BMS.  The
Stations and BMS are being operated in all material respects in accordance with the FCC Licenses and in compliance with the Communications Act of 1934 and the rules and regulations thereunder.
               4.8 Financial Statements. The Seller has pre viously delivered to the Buyer the unaudited balance sheets of the Stations and BMS as of December 31, 1995 and December 31, 1996 and the unaudited balance sheets of the Stations and BMS as of August 31, 1996 and August 31, 1997, and the related statements of operations for the years and eight-month periods then ended. Except as set forth on schedule 4.8, all of those financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, are in accordance with Seller's books and records, and fairly present in all material respects the financial position and the results of operations of the Stations and BMS as of the dates and for the periods indicated.
               4.9 Absence of Certain Changes. Since August 31, 1997 the Seller has operated the business of the Stations and BMS in the usual and ordinary course and substantially consistent with its past practice with respect to the Stations and BMS, and, except as set forth on schedule 4.9, through the date of this agreement:
                    (a)  There has been no material adverse
change in the business or operations of the Stations and BMS, except that the revenues and operating cash flow of the Stations and BMS for 1997 to date are approximately 9% and 15%, respectively, lower than for the comparable period of 1996;
                    (b)  The Seller has not, with respect to the
Stations and BMS, entered into any transaction or incurred any liability or obligation that is material to the business or operation of the Stations and BMS except in the ordinary course of its business consistent with past practice;
                    (c)  The Seller has not sold or transferred
any of the assets of the Stations and BMS other than in the ordinary course of business consistent with past practice;
                    (d)  The Seller has not incurred any
indebtedness with respect to the Stations and BMS other than indebtedness to trade creditors incurred in the ordinary course of business consistent with past practice; and
                    (e)  The Seller has not granted or agreed to
grant any increase in any rate or rates of salaries or compensation or other benefits or bonuses payable to employees of the Stations and BMS, except for increases in accordance with the Seller's past employment practices, and has not granted or agreed to effect any changes in the Seller's management personnel, policies or employee benefits.
               4.10  Tangible Property.  Except as set forth on
schedule 4.10, all equipment and other tangible assets to be sold to Buyer pursuant to this agreement is in reasonably good operating condition and in reasonably good condition of maintenance and repair. All items of transmitting and studio equipment permit the Stations and BMS and any auxiliary facilities to operate in all material respects in accordance with the terms of the FCC Licenses, the rules and regulations of the Commission, and all other applicable federal, Commonwealth and local statutes, ordinances, rules and regulations.
               4.11 Intangible Assets. Schedule 1.1(e) contains a complete list of the trademarks, trade names, logos, jingles and slogans used by the Seller in the operation of the Stations and BMS. Except as set forth on Schedule 4.11, the Seller owns, free and clear of any Liens, each of the trademarks, trade names, logos, jingles and slogans listed on schedule 1.1(e). The Seller is not operating the Stations and BMS in a manner that infringes in any material respect any patent, copyright or trademark of any third party or otherwise violates in any material respect the rights of any third party, and no claim has been made or threatened against it alleging any such violation. To the best of Seller's knowledge, there has been no material violation by others of any right of the Seller in any trademark, trade name, logo, jingle or slogan used in the operation of the Stations and BMS.
               4.12 Litigation; Compliance with Laws. Except as set forth on schedule 4.12, there is no claim, litigation, proceeding or governmental investigation pending or, to the best of Seller's knowledge, threatened, or any order, injunction or decree outstanding, against the Seller relating to the Stations or BMS or the Assets, which if adversely determined might (i) have a material adverse effect on the operations of the Stations or BMS, (ii) materially delay approval by the Commission of the transactions contemplated by this agreement, or (iii) prevent the consummation of the transactions contemplated by this agreement. Except as set forth on schedule 4.12, to the best of the Seller's knowledge, the Seller is not in violation of any law, regulation or ordinance or any other requirement of any governmental body or court with respect to the operation of the Stations and BMS, which violation would have a material adverse effect upon the operations or business of the Stations or BMS, and no notice has been received by the Seller alleging any such violation. Seller is not in default with respect to any order, writ, injunction or decree of any Federal, Puerto Rico, municipal or other governmental department in any case, domestic or foreign.
               4.13  List of Agreements, etc.  Schedules 4.13 and
4.14 together contain, with respect to the Stations and BMS, a complete list of: (a) all agreements for the purchase of materials, supplies or equipment, other than agreements that were entered into in the ordinary course of business and involve an expenditure by the Seller of less than $10,000 for any one commitment or two or more related commitments; (b) all notes and agreements relating to any indebtedness of the Seller that is secured by any of the Assets, other than the Note Agreement dated as of December 1, 1992 (the "Note Agreement"); (c) all leases or other rental agreements under which the Seller is either lessor or lessee related to the operations or business of the Stations and BMS; (d) all "barter" and "trade" agreements; (e) all collective bargaining agreements; and (f) all other agreements (written or oral) that require payment by the Seller of more than $10,000 individually (or $30,000 in the aggregate) or cannot be terminated by the Seller on less than 30 days notice without liability. True and complete copies of all written leases, commitments and other agreements referred to on schedules 4.13 and 4.14 have been delivered to the Buyer.
               4.14 Agreements Regarding Employees. Except as set forth in schedule 4.14, the Seller is not a party to or bound by any fringe benefit or other non-cash compensation plan, or any pension, thrift, annuity, retirement, savings, profit sharing or deferred compensation plan or agreement, or any bonus, vacation, holiday, sick leave, group insurance, health or other personal insurance or other incentive or benefit agreement, plan or arrangement. Except as set forth on schedule 4.14, the Seller does not have any severance policy and no employee of the Station is entitled to any severance payment, either by law or by agreement, upon the termination of his or her employment. Except as set forth on schedule 4.14, no employee of the Stations or BMS is represented by any union or other collective bargaining agent and there are no collective bargaining or other labor agreements with respect to any employee of the Stations or BMS.
               4.15 Status of Agreements. All leases and other agreements to be assumed by the Buyer were entered into in the ordinary course of the business of the Stations and BMS. Each of the agreements and leases referred to in section 4.13 and each of the benefit agreements, plans or arrangements referred to in section 4.14 is presently in full force and effect in accordance with its terms and, except as set forth on schedule 4.15, the Seller is not in material default, and, to the best of the Seller's knowledge, no other party is in material default under
any agreement referred to in section 4.13 or 4.14.   No party to
any of the leases and other agreements referred to in sections
4.13 and 4.14 has made, asserted or has any defense, setoff or counterclaim under any of those agreements or has exercised any option granted to it to cancel or terminate its agreement, to shorten the term of its agreement, or to renew or extend the term of its agreement and the Seller has not received any notice to that effect.
               4.16  Insurance.  Schedule 4.16 contains a
complete list of all of the Seller's insurance policies relating to the operation of the Stations and BMS specifying the policy limit, type of coverage, location of the property covered, annual premium, premium payment date and expiration date of each of the policies. Seller has not been refused insurance by any carrier during the past five years.
               4.17  Labor Matters.  Except as set forth on
schedule 4.17, with respect to the Stations and BMS (a) there is no unfair labor practice charge or complaint against the Seller pending before the National Labor Relations Board, Department of Labor of the Commonwealth of Puerto Rico or any similar Federal or local agency, any state labor relations board or any court or tribunal and, to the best of Seller's knowledge, none is or has been threatened; (b) there is no labor strike, dispute, request for representation, slowdown or stoppage actually pending against or affecting the Seller and, to the best of Seller's knowledge, none is or has been threatened; (c) no grievance which might have a material adverse effect on the conduct of the operations of the Stations or BMS taken as a whole or any arbitration proceeding arising out of or under any collective bargaining agreement is pending and, to the best of Seller's knowledge, none is or has been threatened; (d) the businesses of the Stations and/or BMS are in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice; (e) there is no pending, or, to the best knowledge of Seller, threatened, material grievance, and (f) no material charges with respect to or relating to the operation of the Stations or BMS are pending before the Equal Employment Opportunity Commission or any state, Commonwealth or local agency responsible for the prevention of unlawful employment practices. Seller has conducted its business in compliance in all material respects with all Federal and local laws, rules and regulations related to or affecting employment and employment practices, including terms and conditions of employment and wages and hours. Seller has complied in all material respects with laws and regulations of, and has timely paid all workmen's compensation insurance premiums to, the State Insurance Fund Administration, and Seller has timely paid any and all payments for its employees with respect to payroll withholding taxes and any other salary withholding obligation, vacation time, Christmas bonus and any other payment which such employees were entitled to receive pursuant to the law or otherwise for or related to the period since the date of employment by Seller of such employees. Notwithstanding anything to the contrary herein, Seller shall be responsible for all obligations as employer to all its employees (with the exception of termination compensation to Covered Employees (as defined in section 6.8 hereto) for which Buyer will be responsible) regarding any claim that may arise under any applicable labor or labor related law or regulation to all employees employed by Seller during the period of their employment by Seller.
               4.18 Environmental Matters. With respect to (i) the real property owned or leased by Seller and used exclusively in the operations of the Stations and BMS or (ii) the operations of the Stations and BMS:
                    (a)  To the best of Seller's knowledge,
Seller and all of the real property is in compliance in all material respects with all federal, state and local laws relating to pollution, the protection of human health or the environment, including, but not limited to, laws relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern. "Materials of Environmental Concern" means chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products.
                    (b) To the best of Seller's knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, but not limited to, the release, emission, discharge or disposal of any Material of Environmental Concern, that could form the basis of any material claim against, or any material violation by, Seller or either Station or BMS (or, after the closing, the Buyer).
                    (c) Except as set forth on schedule 4.18, to the best of Seller's knowledge, (1) there are no underground storage tanks located on the real property owned or leased by Seller, (2) there is no asbestos contained in or forming part of any building, building component, structure or office space owned or leased by Seller, (3) no polychlorinated biphenyls (PCBs) are used or stored at any real property owned or leased by Seller,
(4) none of the electrical equipment located at the real property owned or leased by Seller contains any PCBs, and (5) there are no on-site or off-site locations where Seller has stored, disposed or arranged for the disposal of Materials of Environmental Concern.
               4.19 ERISA. Schedule 4.19 lists each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") sponsored or maintained by the Seller, the Stations or BMS for the benefit of employees of the Stations or BMS.
               4.20 Commission Reports. All material returns, reports and statements required to be filed by the Seller with the Commission relating to the Stations and BMS have been filed and complied with and are complete and correct in all material respects as filed.
               4.21 Finders, Brokers. Neither Seller nor anyone acting on its behalf has taken any action that, directly or indirectly, would obligate Buyer to anyone acting as broker, finder, financial advisor or in any similar capacity in connection with this agreement or any of the transactions contemplated hereby.
               4.22 Ordinary Course of Business. Seller has continued to conduct and is currently conducting the operations of the business of the Stations and of BMS in substantially the same manner as they were conducted in 1996.
               4.23  Tax and Other Returns or Filings.  All
material tax returns, reports, statements and other similar filings required to be filed by Seller with respect to any and all Puerto Rico, federal, state, local and foreign taxes, assessments, interest, penalties, deficiencies, fees and other governmental charges or impositions relating to the operations of the Stations and BMS (the "Tax Returns") (including without limitation all income tax, unemployment compensation, social security, payroll, disability, sales and use, excise, privilege, property, ad valorem, franchise, license and any other tax or similar governmental charge or imposition under the laws of Puerto Rico, the United States or any state of or municipal and/or political subdivision thereof or any foreign country or political subdivision thereof relating to the operations of the Stations and BMS) (the "Taxes") have been filed or will be filed on time with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns properly reflect or will properly reflect the liabilities of Seller for Taxes, for the periods, property or events covered thereby. All material Taxes, including without limitation those which are called for by the Tax Returns, or heretofore claimed to be due by any taxing authority from Seller with respect to the operations of the Stations or BMS have been properly accrued or paid. Seller has not received any notice of assessment or proposed assessment in connection with any Tax Returns, and there are no pending tax examinations or tax claims asserted against Seller with respect to the operations of the Stations or BMS or any of the Assets. Seller has not extended or waived the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Taxes. Except as listed in schedule 4.23, there are no tax liens on any of the Assets. Seller has made or will make all material deposits required by law to be made with respect to withholding and other employment taxes.
               4.24 Compliance with Law; Authorizations. Except as indicated in schedule 4.24, Seller is in compliance in all material respects with each law, ordinance or governmental rule or regulation to which Seller's operations of the Stations and BMS and/or the Assets are subject (the "Regulations"). Seller owns, holds, possesses or lawfully uses in the operation of the businesses of the Stations and of BMS all material franchises, licenses, permits and other authorizations (the "Authorizations") which are necessary for it to conduct the same as they are currently being conducted or for the use and ownership of the Assets. All of the Authorizations are listed in schedule 4.24. Seller, to the best of its knowledge, is not in default nor has it received any notice or claim of default with respect to any Authorizations. To the best of Seller's knowledge, all of the Authorizations should be renewable by Seller by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amount other than routine filing fees. Seller shall reasonably cooperate with Buyer in connection with Buyer's application for the transfer, renewal or issuance of any Authorization, provided that Seller's cooperation shall not be deemed to include or require actual expenditure of funds by Seller.
               4.25 Utility Services. The water, telephone, electric and sewer utility services currently available to the Real Property are adequate for the present use of the Real Property in the conduct of the businesses of the Stations and of BMS, and Seller knows of no condition that may result in the termination of the present access from the Real Property to such services.

          50 Representations and Warranties by the Buyer. The Buyer represents and warrants to the Seller as follows:
               5.1 The Buyer's Organization and Authority. The Buyer is a corporation duly organized and validly existing under the law of the Commonwealth of Puerto Rico and has the full power and authority to enter into and perform this agreement and to own and operate the Stations and BMS.
               5.2 Authorization of Agreement. The execution, delivery and performance of this agreement by the Buyer have been duly authorized by all necessary action of the Buyer and this agreement constitutes a valid and binding obligation of the Buyer enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
               5.3 Consents of Third Parties. The execution, delivery and performance of this agreement by the Buyer will not
(a) conflict with the Buyer's certificate of incorporation or by-laws and will not conflict with or result in the breach or termination of, or constitute a default under, any lease, agreement, commitment or other instrument, or any order, judgment or decree, to which the Buyer is a party or by which the Buyer is bound or (b) constitute a violation by the Buyer of any law applicable to it. No consent, approval or authorization of, or designation, declaration or filing with, any governmental authority is required on the part of the Buyer in connection with the execution, delivery and performance of this agreement, except for the filings referred to in section 6.1.
               5.4 Litigation. There is no claim, litigation, proceeding or governmental investigation pending or, to the best of the Buyer's knowledge, threatened, or any order, injunction or decree outstanding, against the Buyer or any of its affiliates that would prevent the consummation of the transactions contemplated by this agreement.
               5.5  Buyer's Qualification.  To the best of
Buyer's knowledge, it is legally, financially and otherwise qualified under the rules and regulations of the Commission and the Communications Act of 1934, as amended, to become the owner, operator and licensee of the Stations and BMS.
               5.6  Finders, Brokers.  Except as provided in
section 12.2, neither Buyer nor anyone acting on its behalf has taken any action that, directly or indirectly, would obligate Seller to anyone acting as broker, finder, financial advisor or in any similar capacity in connection with this agreement or any of the transactions contemplated hereby.

          60  Further Agreements of the Parties.
               6.1 Filings. As soon as practicable, but in no event later than five days after the date of this agreement, the parties shall file with the Commission an application requesting consent to the transactions contemplated by this agreement; the parties shall with due diligence take all reasonable steps necessary to expedite the processing of the application and to secure such consent or approval. Each party shall bear its own costs and expenses (including the fees and disbursements of its counsel) in connection with the preparation of the portion of the application to be prepared by it and in connection with the processing of that application. All filing and grant fees relating to the transfer of the FCC Licenses, if any, paid to the Commission, shall be split equally between Buyer and Seller.
               6.2 Operations of the Stations and BMS. From the date of this agreement through the Closing Date, subject to the terms of the LMA Agreement:
                    (a) The Seller shall operate the business of the Stations and BMS in the usual and ordinary course and substantially consistent with past practices and in substantial conformity with (i) the FCC Licenses, the Communications Act of 1934, and the rules and regulations of the Commission, and (ii) all other material laws, ordinances, regulations, rules or orders relating to the operations of the Stations and BMS;
                    (b) The Seller shall use reasonable efforts, consistent with its past practices, (i) to preserve the business organization of the Stations and BMS intact and to preserve the goodwill and business of the advertisers, suppliers and others having business relations with the Stations and BMS, (ii) to retain the services of the employees of the Stations and BMS as may be agreed upon between Buyer and Seller, and (iii) to preserve all trademarks, trade names, service marks and copyrights and related registrations of the Stations and BMS, and all slogans and logos, owned by them or in which they have any rights;
                    (c)  The Seller shall not, except in the
ordinary course and substantially consistent with past practice,
(i) enter into any transaction or incur any liability or obligation that is material to the business or operations of the Stations or BMS or (ii) sell or transfer any of the assets relating to the Stations or BMS, other than assets that have worn out or been replaced with other assets of equal or greater value or assets that are no longer needed in the operation of the Stations or BMS;
                    (d)  The Seller shall not, except with the
Buyer's prior written approval, (i) enter into or renew any lease or other agreement relating to the Stations or BMS that, if entered into prior to the date of this agreement, would have been required to be included on schedule 4.13 or 4.14 (or that would require receipt of a consent or approval required to be included on schedule 4.3), (ii) enter into any new time sale agreement for the Stations or BMS, (iii) cause or take any action to allow any material lease or other agreement relating to the Stations or BMS to lapse (other than in accordance with its terms), to be modified in any adverse respect, or otherwise to become impaired in any material manner, (iv) grant or agree to grant any general increases in the rates of salaries or compensation payable to employees of the Stations or BMS except for increases to be given consistent with past practices, (v) grant or agree to grant any specific bonus or increase to any executive or management employee of the Stations or BMS whose total annual compensation after the increase would be at an annual rate in excess of $50,000 except in the ordinary course of business and consistent with past practices, or (vi) provide for any new pension, retirement or other employment benefits for employees of the Stations or BMS or any increase in any existing benefits, establish any new employee benefit plan or amend or modify any existing employee benefit plan, or otherwise incur any obligation or liability under any employee benefit plan materially different in nature or amount from obligations or liabilities incurred during similar periods in prior years;
                    (e) The Seller shall (i) maintain all of its assets relating to the Stations and BMS in customary repair, maintenance and condition, except to the extent of normal wear and tear, and repair or replace, consistently with past practice and subject to the provisions of section 11 hereof, any asset that may be damaged or destroyed, and (ii) maintain or cause to be maintained insurance on the assets and business of the Stations and BMS as described in section 4.16; and
                    (f)  Seller agrees that it will keep in
effect until the Closing Date, without reduction in amount unless a material increase in premium is commanded, all insurance coverages maintained by Seller with respect to the business of the Stations and/or BMS, provided however, that the above provision shall not be deemed to impede any carrier from exercising any legal right which it may have to reduce or withdraw any coverage it may have granted originally under the particular policy.
               6.3 No Control. Subject to the terms of the LMA Agreement and section 6.2 of this agreement, (a) between the date of this agreement and the Closing Date, the Buyer shall not, directly or indirectly, control, supervise or direct, or attempt to control, supervise or direct, the operations of the Stations or BMS, and (b) such operations shall be solely the responsibility of the Seller and shall be in its complete discretion.
               6.4  Accounts Payable; Accounts Receivable.
                    (a)  Not later than 10 days after the
Effective Time, the Seller shall furnish to Buyer a list of any Accounts Receivable outstanding as of the Effective Time and of any accounts payable ("Accounts Payable") that are payable by Seller after the Effective Time; it being understood that Buyer is not a collection agent and that Buyer will not obtain a license as a collection agency. For a period of 120 days after the Effective Time, Buyer shall on a best effort basis and without other compensation collect the Accounts Receivable, net of any applicable agency commission or prompt payment discount, and Buyer shall pay the Accounts Payable for Seller. Within 15 days after the last day of each calendar month during the 120 day period, Buyer shall remit to Seller the amount collected by Buyer during that month with respect to the Accounts Receivable (net of sales commissions payable and paid to agencies or employees of the Stations and BMS or brokers) less the amount paid by Buyer with respect to the Accounts Payable and Buyer shall provide Seller with a report setting forth the Accounts Receivable collected by Buyer during that particular month and the Accounts Payable paid by Buyer during that particular month (and if the amount of the Accounts Payable paid exceeds the net amount of the Accounts Receivable collected, Seller shall promptly pay such excess to Buyer). Buyer shall furnish Seller with such records and other information as Seller may reasonably require to verify the amounts collected by Buyer with respect to the Accounts Receivable or paid with respect to the Accounts Payable.
                    (b)  For the purpose of determining amounts
collected by Buyer with respect to the Accounts Receivable (other than the Accounts Receivable from the account debtors listed on schedule 6.4(a) (the "120 Day Debtors")), (i) in the absence of a bona fide dispute between such an account debtor of the Seller or its representative and the Seller, all payments by such account debtor shall first be applied to Accounts Receivable due from such account debtor (it being understood that for the purposes of this section an account debtor will be deemed to be the ultimate beneficiary of the broadcasting time generated by a particular purchase, that is, for example, in the case of a purchase undertaken by an advertising agency, on behalf or for the benefit of a particular client, the client for whom the particular purchase was undertaken shall be deemed to be the account debtor for purposes of this section), and (ii) any amount received by Buyer which is from an account debtor who claims, or whose representative claims, to have a bona fide dispute with Seller shall be deemed to have been received with respect to the accounts receivable due Buyer to the extent of such dispute. For the purpose of determining amounts collected by Buyer with respect to Accounts Receivable from 120 Day Debtors, each payment from that Debtor shall be applied as indicated by the Debtor in making the payment (and, if the Debtor does not indicate, the Buyer shall request that the account debtor indicate how the payment is to be applied).
                    (c)  Buyer shall not be required to retain a
collection agency, bring any suit, or take any other action out of the ordinary course of business to collect any of the Accounts Receivable. Buyer shall not compromise, settle or adjust the amount of any of the Accounts Receivable without the written consent of Seller. By the same token, during the afore referred 120 day period after the Effective Time, Seller shall not threaten to sue, sue or engage any collection agency or any collection procedure of any kind with regard to any account included in the Accounts Receivable other than any account owed by any 120 Day Debtor who is not a current client of the Stations or BMS at the time such action is taken, provided that Seller gives Buyer 10 days prior notice of such proposed action and Buyer does not notify Seller within that 10-day period that the 120-Day Debtor is a current client of the Stations or BMS.
                    (d)  Each advertising agency placing time on
the Stations is entitled to a volume discount for calendar year 1997 if it purchases a minimum amount (the "Minimum Amount") of time on the Stations during that year, as set forth on schedule 6.4(d). At the closing (or on December 31, 1997, whichever is earlier), Buyer (or, if on December 31, 1997, Seller) shall deliver to the Escrow Agent an amount equal to 9/12 of the aggregate volume discount Seller paid to advertising agencies with respect to calendar year 1996, or $215,627 (the "Volume Discount Escrow Amount). The Volume Discount Escrow Amount shall be held by the Escrow Agent pursuant to the terms of an escrow agreement in the form of exhibit 6.4(d) hereto. If the amount of time on the Stations purchased by any advertising agency in all of calendar year 1997 exceeds the Minimum Amount, then (1) Buyer shall pay the entire volume discount for 1997 to the agency before April 30, 1998, and (2) Buyer shall notify Seller of the payment, and Buyer may withdraw from the Volume Discount Escrow Amount an amount equal to the volume discount on the amount of time on the Stations purchased by that agency prior to the Effective Date of the LMA Agreement determined as provided below. Subject to the provisions of Sections 3.01 and 4.01 of the escrow agreement referred to above, to the extent amounts are not paid to advertising agencies as provided in the preceding sentence or claimed by advertising agencies before April 30, 1998, the remainder shall be paid to Seller. For purposes of the foregoing, the volume discount portion of the total volume discount paid to a particular agency that will correspond to Seller shall be an amount which bears the same ratio to such total volume discount as the gross revenues sold by the Station to the particular agency during calendar year 1997 through the Effective Date of the LMA Agreement bears to the total annual gross revenues sold by the Stations to the particular agency for all of calendar year 1997.
               6.5 Access to Information. Prior to the closing, the Buyer and its representatives may make such investigation of the property, assets and businesses of the Stations and BMS as it may desire, and the Seller shall give to the Buyer and to its counsel, accountants and other representatives, upon reasonable notice, full access during normal business hours throughout the period prior to the closing to all of the assets, books, commitments, agreements, records and files of the Seller relating to the Stations and BMS, except that Buyer shall do no environmental testing without the consent of Seller, which consent shall not be unreasonably withheld, and the Seller shall furnish to the Buyer during that period all documents and copies of documents and information concerning the businesses and affairs of the Stations and BMS as the Buyer reasonably may request. The Buyer shall hold, and shall cause its representatives to hold, all such information and documents and all other information and documents delivered pursuant to this agreement confidential and, if the purchase and sale contemplated by this agreement is not consummated for any reason, shall return to the Seller all such information and documents and any copies as soon as practicable, and shall not disclose any such information (that has not previously been disclosed and generally made available to the public other than by Buyer or its representatives, provided that the source of such disclosure is not bound by a confidentiality agreement (whether written or oral) with the Seller) to any third party unless required to do so pursuant to a request or order under applicable laws and regulations or pursuant to a subpoena or other legal process.
The Buyer's obligations under this section shall survive the termination of this agreement.
               6.6 Consents; Assignment of Agreements. The Seller shall use reasonable efforts (but shall not be required to make any payment) to obtain at the earliest practicable date all consents and approvals referred to in section 4.3. If, with respect to any lease or agreement to be assigned to the Buyer, a required consent to the assignment is not obtained (and, accordingly, pursuant to section 1.2(c), the lease or agreement is excluded from the sale to the Buyer), the Seller shall so advise Buyer (and advise Buyer from time to time prior to the Closing of its efforts to obtain such consent), use reasonable efforts to keep it in effect and give the Buyer the benefit of it to the same extent as if it had been assigned, and the Buyer shall perform Seller's obligations under the agreement relating to the benefit obtained by the Buyer. Nothing in this agreement shall be construed as an attempt to assign any agreement or other instrument that is by its terms nonassignable without the consent of the other party.
               6.7 Title Insurance; Transfer and Recording Fees. The Buyer shall pay any stamp or transfer taxes, real or personal property taxes or recording fees payable in connection with the sale of the Assets, and any fees for title insurance on the fee interest acquired by the Buyer pursuant to this agreement. The Seller shall pay the internal revenue stamps to be affixed to the original of the deed of purchase and sale of the Real Property and shall pay the notarial fees corresponding to the same. The Buyer shall choose the notary public that will draft and execute the deed of purchase and sale. The Buyer shall pay the internal revenue stamps to be affixed on the certified copy of the deed of purchase and sale and the recording fees payable in connection with the deed of purchase and sale.
               6.8  Employees.
                    (a)  Employment.  The Buyer shall employ
those employees listed on schedule 6.8(a) at the Effective Time or on the Closing Date as indicated on schedule 6.8(a). The Buyer shall have no obligation to offer employment to the one employee indicated on schedule 6.8(a).
                    (b)  Employee Benefits Generally.  The Buyer
shall provide all employees of the Seller that become employees of the Buyer ("Covered Employees") all accrued vacation and sick leave, Christmas bonus and similar benefits provided for and funded by Seller in the Accrued Benefit Escrow Amount referred to in section 6.8(d). Buyer shall also provide the Covered Employees employee benefits that in the aggregate are no less favorable than those benefits provided by Seller to the Covered Employees as of the Effective Time and Buyer shall give to each Covered Employee past service credit for purposes of eligibility and vesting under all employee benefit plans for employees of the Buyer (and past service credit for all purposes, including the amount of benefits, under the severance, vacation, sick pay and similar policies of the Buyer). In no event shall Buyer be obligated for any benefit or perquisite of employment which derives from the employment relationship between Seller and its employees or the termination thereof (except termination compensation for Covered Employees who are terminated by Buyer), including but not limited to severance payment, labor or employment law related claims, benefits or perquisites provided by Seller pursuant to any benefit plan, insurance contract, employment or other benefit arrangement either under Federal or Puerto Rico laws. Seller thus shall indemnify Buyer and hold Buyer harmless of and from any and all claims, expenses, actions, causes of action, damages or losses incurred or suffered by Buyer in connection with claims by any persons or any agency, whether public or private, related to any such labor matters, under any applicable law or regulation.
                    (c)  Medical Benefits.  The Buyer shall
provide all Covered Employees (and their dependents) with medical benefit coverage similar to that provided by Seller to those Employees prior to the Effective Time. The Buyer shall use reasonable efforts (without incurring any disbursement or payment obligation of any sort) to cause its plan(s) to waive any pre-existing condition exclusions and waiting periods (except to the extent that such exclusions would have then applied or waiting periods were not satisfied under Seller's medical plan) and to credit or otherwise consider any monies paid (or accrued) under Seller's medical plan by Covered Employees (or their dependents) since January 1, 1997 toward any deductibles, co-pays or other maximums under its plan(s) during the first plan year. The Buyer shall be responsible for satisfying its obligations under Section 601 et seq. of ERISA and Section 4980B of the Internal Revenue Code to provide continuation coverage ("COBRA") to any Covered Employee in accordance with law and shall provide COBRA coverage to any employees of the Seller not employed by the Buyer at the Effective Time or at the Closing, as the case may be (and to any former employees of the Seller being provided COBRA coverage by Seller at the Effective Time), to the extent required by COBRA.
                    (d)  Accrued Benefits.  Seller shall be
responsible for all vacation pay, sick pay, Christmas bonus and similar benefits accruing through the Effective Date of the LMA (collectively "Accrued Benefits") to all Covered Employees.
Buyer and Seller estimate that the maximum liability of Seller for Accrued Benefits to Covered Employees is $219,925 (the "Accrued Benefit Escrow Amount"). At the Effective Time, Seller shall deliver to the Escrow Agent the Accrued Benefit Escrow Amount to be held by the Escrow Agent pursuant to the terms of an escrow agreement in the form of Exhibit 6.8(d). Buyer may, after notice to Seller, withdraw from the Accrued Benefit Escrow Amount any amounts paid by Buyer to employees of Seller with respect to Accrued Benefits, as provided in the escrow agreement. To the extent amounts are not paid to Covered Employees from the Accrued Benefit Escrow Amount, the amount remaining on December 31, 1998 and unclaimed shall be paid to Seller.
                    (e)  Employment Agreement.  Seller has
entered into an employment agreement with Jose Pagan, as general manager of the Stations, and Buyer shall assume the agreement at the Effective Time.
               6.9 Expenses. Each party shall bear its own expenses incurred in connection with the negotiation and pre paration of this agreement and in connection with all obligations required to be performed by it under this agreement, except where specific expenses have been otherwise allocated by this agreement.
               6.10  Financial Statements and Information.
During the term of the LMA Agreement, the Buyer shall provide to the Seller monthly financial statements relating to the Stations and BMS and any other financial information with respect to the Stations and BMS as the Seller may reasonably request.
               6.11 Application for Increased Power. Until the closing, the Seller and its Commission counsel, Wiley, Rein & Fielding, shall continue to prosecute the Application to increase the authorized nighttime broadcast power of WUNO(AM) from 1 kW to
2.30 kW. If the Application is still pending on the Closing Date, the Buyer and its Commission counsel shall continue to prosecute the Application thereafter, but Seller and its Commission counsel may continue to participate in the prosecution of the Application. Buyer shall not seek to increase the authorized nighttime power for WUNO(AM) to 5 kW unless and until the increase to 2.30 kW has become final.
               6.12 Other Action. Each of the parties to this agreement shall use its best efforts to cause the fulfillment at the earliest practicable date of all of the conditions to the obligations of the parties to consummate the sale and purchase under this agreement.
               6.13 Further Assurances. At any time and from time to time after the closing, each of the parties shall, without further consideration, execute and deliver to the other such additional instruments and shall take such other action as the other may request to carry out the transactions contemplated by this agreement. For a period of three years after the closing, each party shall grant the other reasonable access during normal business hours upon reasonable prior notice to the books and records of that party for the purpose of complying with any applicable law or governmental rule or request relating to the period during which the other party operated the Station or as otherwise reasonably required.

          70  Conditions Precedent to Closing.
               7.1 Conditions Precedent to the Obligations of the Buyer. The Buyer's obligation to consummate the purchase under this agreement is subject to the fulfillment, at or prior to the closing, of each of the following conditions (any of which may be waived in writing by the Buyer):
                    (a)  all representations and warranties of
the Seller under this agreement shall be true at and as of the time of the closing with the same effect as though those representations and warranties had been made again at and as of that time, except to the extent any failure to be true results from the operations of the Stations and BMS by Buyer during the term of the LMA Agreement and with such exceptions as do not have a material adverse effect on the operations or business of the Stations and BMS taken as a whole;
                    (b)  the Seller shall have performed and
complied in all material respects with all obligations, covenants and conditions required by this agreement to be performed or complied with by it prior to or at the closing;
                    (c)  the Commission shall have given all
requisite approvals and consents, without any condition or qualification materially adverse to the Buyer or the operations of the Stations and BMS taken as a whole, to the assignment of the FCC Licenses to the Buyer and the acquisition of control of the Stations and BMS by the Buyer as provided in this agreement and such approvals shall have become a Final Order (as defined below);
                    (d)  the Seller shall have duly received,
without any condition materially adverse to the Buyer, all consents and approvals referred to in schedule 7.1(d);
                    (e)  there shall not be in effect an in
junction or restraining order issued by a court of competent jurisdiction in an action or proceeding against the consummation of the transactions contemplated by this agreement; and
                    (f) the Buyer shall have been furnished with a certificate of an officer of the Seller, dated the Closing Date, in form and substance reasonably satisfactory to the Buyer, certifying to the fulfillment of the conditions set forth in sections 7.1(a) and (b).
                    For the purpose of this agreement, "Final
Order" means action by the Commission (a) which has not been vacated, reversed, stayed, set aside, annulled or suspended, (b) with respect to which no appeal, request for stay, or petition for rehearing, reconsideration or review by any party or by the Commission on its motion, is pending, and (c) as to which the time for filing any such appeal, request, petition, or similar document for the reconsideration or review by the Commission on its own motion under the express provisions of the Communications Act of 1934 and the rules and regulations of the Commission, has expired (or if any such appeal, request, petition or similar document has been filed, a Commission order has been upheld in a proceeding pursuant thereto and no additional review or reconsideration may be sought).
               7.2 Conditions Precedent to the Obligations of the Seller. The Seller's obligation to consummate the sale under this agreement is subject to the fulfillment, at or prior to the closing, of each of the following conditions (any of which may be waived in writing by the Seller):
                    (a)  all representations and warranties of
the Buyer under this agreement shall be true at and as of the time of the closing with the same effect as though those representations and warranties had been made at and as of that time, with such exceptions as do not in the aggregate have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this agreement;
                    (b)  the Buyer shall have performed and
complied in all material respects with all obligations, covenants and conditions required by this agreement to be performed or complied with by it prior to or at the closing;
                    (c)  the Commission shall have given all
requisite approvals and consents, without any condition or qualification materially adverse to the Seller, to the assignment of the FCC Licenses to the Buyer and the acquisition of control of the Stations and BMS by the Buyer as provided in this agreement, and such approvals shall have become a Final Order;
                    (d)  the lenders under the Note Agreement
shall have released their lien on substantially all of the Assets;
                    (e)  there shall not be in effect an in
junction or restraining order issued by a court of competent jurisdiction in an action or proceeding against the consummation of the transactions contemplated by this agreement; and
                    (f)  the Seller shall have been furnished
with a certificate of an officer of the Buyer, dated the Closing Date, in form and substance reasonably satisfactory to the Seller, certifying to the fulfillment of the conditions set forth in sections 7.2(a) and (b).

          80   Transactions at the Closing.
               8.1 Documents to be Delivered by the Seller. At the closing, the Seller shall deliver to the Buyer the following:
                    (a)  such bills of sale, assignments, deeds
or other instruments of transfer and assignment, and such termination letters and satisfactions of mortgages and chattel mortgages, all in form and substance reasonably satisfactory to the Buyer and its counsel, as shall be effective to vest in Buyer title to the Assets in accordance with section 4.4;
                    (b)  an opinion of Proskauer Rose LLP,
counsel to the Seller, dated the Closing Date, in form reasonably acceptable to the Buyer and its counsel;
                    (c)  an opinion of Wiley, Rein & Fielding,
Commission counsel to the Seller, dated the Closing Date, in form reasonably acceptable to the Buyer and its counsel;
                    (d)  the certificate referred to in section
7.1(f);
                    (e)  copies of all consents and approvals
received pursuant to section 6.6; and
                    (f)  a copy of resolutions of the managing
general partner of the Seller authorizing the execution, delivery and performance of this agreement by the Seller, certified as of the Closing Date and reflecting that such resolutions were duly adopted and are in full force and effect.
               8.2 Documents to be Delivered by the Buyer. At the closing, the Buyer shall deliver to the Seller the following:
                    (a)  wire transfer of funds or a bank or
certified check in the amount provided in section 2.2(d);
                    (b)  instruments, in form and substance
reasonably satisfactory to the Seller and its counsel, pursuant to which the Buyer shall assume the obligations of the Seller to be assumed by the Buyer pursuant to section 2.1(b);
                    (c)  an opinion of Totti and Rodriguez-Diaz,
counsel to the Buyer, dated the Closing Date, in form reasonably acceptable to the Seller and its counsel;
                    (d)  a copy of resolutions of the board of
directors of the Buyer authorizing the execution, delivery and performance of this agreement by the Buyer, and a certificate of the secretary or an assistant secretary of the Buyer, dated the Closing Date, that such resolutions were duly adopted and are in full force and effect; and
                    (e)  the certificate referred to in section
7.2(f).
               8.3  Documents Executed at Closing.  At the
closing, the Buyer and the Seller shall execute and deliver the Indemnity Escrow Agreement, the Broadcast Power Escrow Agreement (if applicable) and a Non-competition Agreement in the form of exhibit 8.3 and, if the Closing is after December 31, 1997, a Volume Discount Escrow Agreement.

          90  Survival of Representations and Warranties;
Indemnification.
               9.1 Survival. All representations, warranties, covenants and agreements of the Seller and the Buyer contained in this agreement shall survive the Closing Date. Neither party shall, however, have any liability for misrepresentation or breach of warranty, covenant or agreement hereunder except to the extent that notice of a claim is asserted in writing and delivered to the other party not later than the first anniversary of the closing (or the fifth anniversary of the closing in the case of any claim asserted against Buyer by any employee of Seller arising under any applicable labor or labor related law or representation with respect to the employment of such employee by Seller prior to the Effective Date of the LMA Agreement). Any notice of a claim for misrepresentation or breach of warranty, covenant or agreement shall state specifically the representation or warranty, covenant or agreement with respect to which the claim is made, the facts giving rise to an alleged basis for the claim, and the amount of liability asserted against the other party by reason of the claim. The consummation by the Seller or the Buyer of the purchase and sale contemplated by this agreement with knowledge of a misrepresentation or breach of warranty by the other party shall be considered a waiver of any claim with respect to that misrepresentation or breach of warranty.
               9.2  Indemnification.
                    (a)  Subject to sections 9.1 and 9.3, the
Seller shall indemnify and hold harmless the Buyer against all loss, liability, damage or expense (including reasonable fees and expenses of counsel) (together, "Losses"), that the Buyer may suffer, sustain or become subject to as a result of (i) any misrepresentation by the Seller or any breach by the Seller of any warranty, covenant or other agreement contained in this agreement, (ii) the failure by the Seller to pay, perform or discharge when due any of the Seller's obligations, liabilities, agreements or commitments not assumed by the Buyer pursuant to this agreement, (iii) any liability under any agreement assumed by the Buyer pursuant to section 2.1(b) but not listed on schedule 4.12 or 4.13, and (iv) any claim with respect to the termination of any of the employees of the Seller who do not become Covered Employees or any claim by any employee of Seller relating to the period such employee was employed by Seller.
                    (b)  Subject to section 9.1, the Buyer shall
indemnify and hold harmless the Seller against all Losses that the Seller may suffer, sustain or become subject to as a result of (i) any misrepresentation by the Buyer or any breach by the Buyer of any warranty, covenant or other agreement contained in this agreement, (ii) the failure by Buyer to pay, perform or discharge any of the obligations arising after 12:00 Midnight on the Closing Date under those leases and other agreements assigned to Buyer pursuant to sections 1.1(d) and (f), as provided in section 2.1, and (iii) any claim by any of the Covered Employees relating to the period such employee was employed by Buyer.
                    (c)  If any claim is made against the Buyer
that, if sustained, would give rise to a liability of the Seller under this agreement, or otherwise, the Buyer promptly shall cause notice of the claim to be delivered to the Seller and shall afford the Seller and its counsel, at the Seller's expense, the opportunity to defend or settle the claim. If such notice and opportunity are not given, or if notice is given but the claim is settled without the Seller's consent, which consent shall not be unreasonably withheld, the Seller shall not have any liability to the Buyer with respect to the claim. The Buyer shall cooperate with the Seller in the defense of the claim and may, at its own expense, participate in the defense, but complete control of the defense shall remain with the Seller. The Seller shall give notice to the Buyer prior to settlement of any claim, and the Seller shall not settle any claim in a manner that would have an adverse effect on the operation of the Stations or BMS, without the consent of the Buyer, which consent shall not be unreasonably withheld.
                    (d)  If any claim is made against the Seller
that, if sustained, would give rise to a liability of the Buyer under this agreement, or otherwise, the Seller promptly shall cause notice of the claim to be delivered to the Buyer and shall afford the Buyer and its counsel, at the Buyer's expense, the opportunity to defend or settle the claim. If such notice and opportunity are not given, or if notice is given but the claim is settled without the Buyer's consent, the Buyer shall not have any liability to the Seller with respect to the claim. The Seller shall cooperate with the Buyer in the defense of the claim and may, at its own expense, participate in the defense, but complete control of the defense shall remain with the Buyer.
               9.3 Limitation on Liability. Notwithstanding anything to the contrary in this agreement;
                    (a)  the Seller shall not be liable to the
Buyer for misrepresentation or breach of warranty or for indemnification pursuant to section 9.2(a)(iii) or 9.2(a)(iv) except to the extent that the aggregate amount of loss, liability, damage and expense incurred as a result of all such misrepresentations and breaches of warranty or for such indemnification exceeds in the aggregate the sum of $75,000;
                    (b) the aggregate liability of the Seller to the Buyer for indemnification or otherwise under this agreement shall be limited solely to the Indemnity Escrow Amount; and
                    (c) except as provided in section 12.10, the Buyer shall have no other recourse against the Seller or any partner of Seller with respect to such indemnity obligations or otherwise arising under this agreement.
               Notwithstanding the foregoing, the Seller shall indemnify and hold harmless the Buyer against all out-of-pocket costs and expenses (including reasonable fees and expenses of counsel) resulting from any claims asserted against Buyer or the Assets by any third party unrelated to Buyer resulting solely from the operations of the Stations and BMS prior to the Effective Date of the LMA Agreement.

          10.  Termination.
               10.1  Termination.  Except with respect to
provisions that expressly survive termination, this agreement may be terminated:
                    (a)  by written agreement of the Buyer and
the Seller;
                    (b)  by the Seller, by notice to the Buyer,
if the LMA Agreement is terminated as a result of a breach by the Buyer;
                    (c) by the Buyer or the Seller, by notice to the other, if at any time prior to the Closing Date any event shall have occurred or any state of facts shall exist that renders any of the conditions to its obligations as provided in this agreement incapable of fulfillment;
                    (d)  by the Buyer as provided in section 11;
or
                    (e) by the Buyer or the Seller, by notice to the other, if the Commission designates for a hearing the application for Commission consent contemplated by this agreement.
               10.2  Liability.  The termination of this
agreement under section 10.1(b), (c) or (d) shall not relieve any party of any liability for breach of this agreement prior to the date of termination.

          11. Risk of Loss. The risk of loss or damage to any of the Assets shall be on the Seller prior to the closing and thereafter shall be on the Buyer. If any material Asset is damaged or destroyed prior to the Closing Date (any such event being referred to as an "Event of Loss"), the Seller shall immediately notify Buyer in writing of the Event of Loss. The notice shall specify with particularity the loss or damage incurred, the cause of the Event of Loss, if known or reasonably ascertainable, and the applicable insurance coverage. If the Seller elects to repair, replace or restore the Asset and the Asset so damaged or destroyed cannot be completely repaired, replaced or restored by the scheduled date of the closing but can be accomplished within 90 days after that date, the date of the closing shall be postponed for up to that 90-day period to allow the Seller an opportunity to repair, replace or restore the Asset. If the Seller does not elect to repair, replace or restore the Asset or if the repair, replacement or restoration cannot be accomplished within that 90-day period, the Buyer may elect, by written notice to the Seller within 20 days after the Buyer has received notice that an Event of Loss has occurred or that the repair, replacement or restoration cannot be so completed:
                    (a)  to close the transaction on the
scheduled date of the closing and accept the damaged Asset as is (together with all insurance proceeds paid or payable with respect to the Event of Loss) ; or
                    (b)  to terminate this agreement without
liability, in which event the Escrow Agent shall return Seller's Liquidated Damage Escrow Amount to Buyer.
                    If the date of the closing is postponed
beyond the time specified in section 3.2, the parties shall amend their application or applications to the Commission to request an extension of the date of closing.

          12.  Miscellaneous.
               12.1 Notices. Any notice or other communication under this agreement shall be in writing and shall be considered given when delivered personally or when mailed by registered mail, return receipt requested, to the parties at the addresses set forth below (or at such other address as a party may specify by notice to the other):

                    to the Buyer, to it at:

                    24th Street and Munoz Marin Avenue
                    P.O. Box 487
                    Caguas, Puerto Rico  00726

                    with a copy to:

                    Juan Rodriguez Diaz, Esq.
                    Edificio Union Plaza
                    Avenida Ponce De Leon 416
                    Suite 1200
                    Hato Rey, PR 00918

                    if to Seller, to it at:

                    350 Park Avenue
                    16th Floor
                    New York, New York  10022
                    Attention:  I. Martin Pompadur

                    with a copy to:

                    Proskauer Rose LLP
                    1585 Broadway
                    New York, New York  10036
                    Attention:  Lawrence H. Budish, Esq.


               12.2 Brokers. Each of the Buyer and the Seller represents and warrants to the other that it has not retained or dealt with any broker or finder in connection with the transactions contemplated by this agreement, except that the Buyer has retained and shall pay the fees payable to Rumbaut and Company pursuant to a separate agreement between Buyer and Rumbaut and Company.
               12.3 Entire Agreement. This agreement, including the schedules and exhibits, contains a complete statement of all the arrangements between the parties with respect to its subject matter, supersedes any previous agreement between them relating to that subject matter, and cannot be changed or terminated orally. Except as specifically set forth in this agreement, there are no representations or warranties by either party in connection with the transactions contemplated by this agreement.
               12.4 Headings. The section headings of this agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this agreement.
               12.5 Governing Law. This agreement shall be governed by and construed in accordance with the law of the Commonwealth of Puerto Rico applicable to agreements made and to be performed in Puerto Rico.
               12.6 Separability. If any provision of this agreement is invalid or unenforceable, the balance of this agreement shall remain in effect.
               12.7 Assignment. No party may assign any of its rights or delegate any of its duties under this agreement prior to the Closing without the consent of the other except that the Buyer may assign its rights and delegate its duties to an affiliate provided such assignment does not delay Commission approval of the transactions contemplated by this agreement.
This agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and permitted assigns.
               12.8 Publicity. Except as required by applicable law, no party shall issue any press release or other public statement regarding the transactions contemplated by this agreement without consulting with the other.
               12.9 Knowledge. As used in this agreement, the phrase "to the best of Seller's knowledge" means the knowledge of
I. Martin Pompadur, Elizabeth McNey Yates, Ray Edwards, Jr. or
Jose Pagan.
               12.10  Specific Performance.  The Seller
acknowledges that the Assets are of a special, unique and extraordinary character, and that any breach of this agreement by the Seller could not be compensated for by damages, and the Seller agrees that the Buyer's right to specific performance is essential to protect the rights of the Buyer hereunder. Accordingly, if the Seller breaches its obligations under this agreement, the Buyer shall be entitled, in addition to any other remedies that it may have, subject to obtaining any necessary approval of the Commission, to enforcement of this agreement by a decree of specific performance requiring the Seller to fulfill its obligations under this agreement.
               12.11  Counterparts. This agreement may be
executed in any number of counterparts, which together shall constitute one and the same instrument.

                                 MADIFIDE, INC.

                                 By:____________________
                                 Name:
                                 Title:

                                 CENTURY-ML CABLE VENTURE

                                 By:____________________
                                 Name:
                                 Title:


                        Table of Contents

                                                             Page

1.   Sale and Purchase of Assets                                1
     1.    Sale of Assets to Buyer                              1
     1.2   Excluded Assets                                      3

2.   Purchase Price                                             3
     2.1   Amount and Payment of Consideration.                 3
     2.2   Payment of Purchase Price                            4
     2.3   Deposit; Seller's Liquidated Damages                 5
     2.4   Limitation on Assumption of Liabilities              6
     2.5   Apportionment 6
     2.6   Determination of Apportionments                      7
     2.7   Allocation of Purchase Price                         7

3.   Closing                                                    8
     3.1   Date of Closing                                      8
     3.2   Outside Date for Closing                             8
     4.1   The Seller's Organization and Authority              8
     4.2   Authorization of Agreement                           8
     4.3   Consents of Third Parties                            8
     4.4   Title to Assets                                      9
     4.5   FCC Licenses                                        10
     4.6   Call Letters                                        11
     4.7   Operation of the Stations and BMS                   11
     4.8   Financial Statements                                11
     4.9   Absence of Certain Changes                          11
     4.10  Tangible Property                                   12
     4.11  Intangible Assets                                   12
     4.12  Litigation; Compliance with Laws                    13
     4.13  List of Agreements, etc.                            13
     4.14  Agreements Regarding Employees                      13
     4.15  Status of Agreements                                14
     4.16  Insurance                                           14
     4.17  Labor Matters                                       14
     4.18  Environmental Matters                               15
     4.19  ERISA                                               16
     4.20  Commission Reports                                  16
     4.21  Finders, Brokers                                    16
     4.22  Ordinary Course of Business                         17
     4.23  Tax and Other Returns or Filings                    17
     4.24  Compliance with Law; Authorizations                 17
     4.25  Utility Services                                    18

5.   Representations and Warranties by the Buyer               18
     5.1   The Buyer's Organization and Authority              18
     5.2   Authorization of Agreement                          18
     5.3   Consents of Third Parties                           19
     5.4   Litigation                                          19
     5.5   Buyer's Qualification                               19
     5.6   Finders, Brokers                                    19

6.   Further Agreements of the Parties                         19
     6.1   Filings                                             19
     6.2   Operations of the Stations and BMS                  20
     6.3   No Control                                          21
     6.4   Accounts Payable; Accounts Receivable               21
     6.5   Access to Information                               24
     6.6   Consents; Assignment of Agreements                  24
     6.7   Title Insurance; Transfer and Recording Fees        25
     6.8   Employees                                           25
     6.9   Expenses                                            27
     6.10  Financial Statements and Information                27
     6.11  Application for Increased Power                     27
     6.12  Other Action                                        27
     6.13  Further Assurances                                  28

7.   Conditions Precedent to Closing                           28
     7.1   Conditions Precedent to the Obligations of the Buyer
     28
     7.2   Conditions Precedent to the Obligations of the Seller
     29

8.   Transactions at the Closing                               30
     8.1   Documents to be Delivered by the Seller             30
     8.2   Documents to be Delivered by the Buyer              31
     8.3   Documents Executed at Closing                       31

9.   Survival of Representations and Warranties; Indemnification
31
     9.1   Survival                                            31
     9.2   Indemnification                                     32
     9.3   Limitation on Liability                             33

10.  Termination                                               34
     10.1  Termination                                         34
     10.2  Liability                                           34

11.  Risk of Loss                                              34

12.  Miscellaneous                                             35
     12.1  Notices                                             35
     12.2  Brokers                                             36
     12.3  Entire Agreement                                    36
     12.4  Headings                                            36
     12.5  Governing Law                                       36
     12.6  Separability                                        36
     12.7  Assignment                                          37
     12.8  Publicity                                           37
     12.9  Knowledge                                           37
     12.10 Specific Performance                                37
     12.11 Counterparts                                        8